Exhibit 99.1

Neuronetics Reports First Quarter 2021 Financial and Operating Results

MALVERN, PA., May 04, 2021– Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the first quarter of 2021.

First Quarter 2021 Highlights

●	First quarter 2021 revenue of $12.3 million, compared to $11.5 million in first quarter 2020, primarily due to an increase in U.S. treatment session revenue
●	First quarter revenues surpassed our guidance midpoint by $0.8 million

●	Cash and cash equivalents were $121.3 million as of March 31, 2021, inclusive of proceeds from our follow-on offering of 5,566,000 shares of our common stock raising $80.6 million in net cash in February 2021
●	Launched new 5 STARS to Success, Precision Pulse, digital media strategy, and advertising messaging to drive awareness and NeuroStar Advanced Therapy treatment session growth
●	Enhanced TrakStar® Cloud system, a HIPAA-compliant, proprietary software that manages NeuroStar Advanced Therapy patient data, to improve clinician productivity and optimize time spent with patients
●	NeuroStar Advanced Therapy Outcomes Registry data published in Brain Stimulation Journal
●	Robert Cascella appointed as Chairman of the Board of Directors effective May 27, 2021

“The first quarter was very exciting. Not only did we drive strong double-digit growth in treatment session revenues, but we also implemented our new commercial strategy in conjunction with the launch of our expanded and realigned sales organization,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “We’ve seen a 30% increase in patients requesting appointments and are expecting to see accelerating positive impact throughout the year from our new digital media strategies, advertising, and customer support programs that are all designed to bring the benefits of NeuroStar Advanced Therapy for Mental Health to the people who need it.”

First Quarter 2021 Financial and Operating Results

	Revenues by Geography
	Three Months ended March 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
United States	$11,802	$11,177	6%
International	486	299	63%
Total revenues	$12,288	$11,476	7%

Total revenue for the first quarter of 2021 was $12.3 million, an increase of 7% over first quarter 2020 revenue of $11.5 million. During the quarter, total U.S. revenue increased by 6% and international revenue increased by 63% over the prior year quarter. The U.S. revenue growth was driven by an increase in U.S. treatment session revenue and the international revenue growth was driven by an increase in NeuroStar Advanced Therapy for Mental Health System sales.

	United States Revenues by Product Category
	Three Months ended March 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$1,755	$2,594	(32)%
Treatment sessions	9,629	8,193	18%
Other	418	390	7%
Total United States revenues	$11,802	$11,177	6%

	United States NeuroStar Advanced Therapy System
	Revenues by Type
	Three Months ended March 31,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Capital	$1,589	$2,410	(34)%
Operating lease	108	155	(30)%
Other	58	29	100%
Total U.S. NeuroStar Advanced Therapy System revenues	$1,755	$2,594	(32)%

U.S. NeuroStar Advanced Therapy System revenue for the first quarter of 2021 was $1.8 million, a decrease of 32% over first quarter 2020 revenue of $2.6 million. The decrease was primarily driven by a lower number of NeuroStar systems sold in the first quarter of 2021, which was partially offset by an increase in the blended NeuroStar average selling price over the prior year period. For the three months ended March 31, 2021 and 2020, the Company sold 23 and 38 systems, respectively, during each period.

U.S. treatment session revenue for the first quarter of 2021 was $9.6 million, an increase of 18% over the first quarter of 2020 of $8.2 million. The revenue growth was primarily driven by an increase in per click treatment session volume over the prior year period.

In the first quarter, U.S. treatment session revenue per active site was $10,512 as compared to $9,418 during the first quarter of 2020.

Gross margin for the first quarter of 2021 was 81.9%, an increase of approximately 640 basis points from first quarter of 2020 gross margin of 75.5%. The increase was primarily a result of a change in the product mix of revenues compared to the prior year quarter.

Operating expenses during the first quarter of 2021 were $17.0 million, a decrease of $2.0 million compared to $19.0 million in the first quarter of 2020. The decrease was primarily driven by lower product development and sales expenses compared to the prior year quarter.

Net loss for the first quarter of 2021 was $(7.9) million, or $(0.31) per share, as compared to first quarter 2020 net loss of $(12.6) million, or $(0.68) per share. Net loss per share was based on 25,149,880 and 18,680,542 weighted-average common shares outstanding for the first quarters of 2021 and 2020, respectively.

EBITDA for the first quarter of 2021 was $(6.6) million as compared to the first quarter of 2020 EBITDA of $(10.8) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $121.3 million as of March 31, 2021. This compares to cash and cash equivalents of $49.0 million as of December 31, 2020 and $63.6 million as of March 31, 2020.

Common Stock Offering

On February 2, 2021, the Company closed an underwritten public offering of 5,566,000 shares of its common stock, including the exercise in full by the underwriters of their option to purchase up to an additional 726,000 shares of common stock, at a public offering price of $15.50 per share. Net proceeds from the offering were $80.6 million.

TrakStar® Cloud

On March 9, 2021, the Company announced upgrades to its TrakStar® Cloud system, a HIPAA-compliant, proprietary software that manages NeuroStar Advanced Therapy patient data. The latest improvements, made with insights from practicing clinicians, are designed to optimize time spent with patients while limiting time spent in practices on paperwork and other administrative tasks. The TrakStar Cloud patient data management system allows physicians to proactively manage, easily track and reliably report on data for people suffering from Major Depressive Disorder (MDD) who are being treated with NeuroStar.

Business Outlook

For the full year 2021, the Company now expects to report total worldwide revenue between $59 million and $63 million, up from previously issued guidance of between $58 million and $62 million.

For the full year 2021, the Company now expects operating expenses to be between $64 million and $68 million.

For the second quarter of 2021, the Company expects to report total worldwide revenue of between $14 million and $15 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on May 4, 2021 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone, please dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 2124449, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company’s website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2021, including with respect to revenue, operating expense, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Gina Kent

Vault Communications

610-455-2763

gkent@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended
	March 31,
	2021	2020
Revenues	$12,288	$11,476
Cost of revenues	2,221	2,811
Gross Profit	10,067	8,665
Operating expenses:
Sales and marketing	8,561	10,723
General and administrative	6,104	5,287
Research and development	2,311	3,021
Total operating expenses	16,976	19,031
Loss from Operations	(6,909)	(10,366)
Other (income) expense:
Interest expense	985	1,523
Loss on extinguishment of debt	—	924
Other income, net	(13)	(200)
Net Loss	$(7,881)	$(12,613)
Net loss per share of common stock outstanding, basic and diluted	$(0.31)	$(0.68)
Weighted-average common shares outstanding, basic and diluted	25,150	18,681

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$121,277	$48,957
Accounts receivable, net	6,964	7,166
Inventory	5,401	3,720
Current portion of net investments in sales-type leases	1,930	1,887
Current portion of prepaid commission expense	1,135	1,096
Prepaid expenses and other current assets	2,239	2,186
Total current assets	138,946	65,012
Property and equipment, net	866	730
Operating lease right-of-use assets	3,320	3,418
Net investments in sales-type leases	1,958	2,331
Prepaid commission expense	5,255	5,300
Other assets	1,962	1,866
Total Assets	$152,307	$78,657
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,241	$3,749
Accrued expenses	5,152	7,319
Deferred revenue	1,912	2,020
Current portion of operating lease liabilities	602	594
Current portion of long-term debt, net	—	—
Total current liabilities	10,907	13,682
Long-term debt, net	34,791	34,620
Deferred revenue	1,614	1,741
Operating lease liabilities	3,024	3,121
Total Liabilities	50,336	53,164
Commitments and contingencies (Note 16)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 25,756 and 19,114 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	258	191
Additional paid-in capital	387,134	302,842
Accumulated deficit	(285,421)	(277,540)
Total Stockholders’ Equity	101,971	25,493
Total Liabilities and Stockholders’ Equity	$152,307	$78,657

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Three months ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(7,881)	$(12,613)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	281	301
Share-based compensation	2,196	1,196
Non-cash interest expense	171	782
Cost of rental units purchased by customers	99	70
Loss on extinguishment of debt	—	622
Changes in certain assets and liabilities:
Accounts receivable, net	202	383
Inventory	(1,681)	(104)
Net investment in sales-type leases	330	(368)
Leasehold reimbursement	—	836
Prepaid commission expense	6	(419)
Prepaid expenses and other assets	206	285
Accounts payable	(694)	(1,299)
Accrued expenses	(2,168)	(3,227)
Deferred revenue	(235)	(95)
Net Cash Used in Operating Activities	(9,168)	(13,650)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(675)	(266)
Net Cash Used in Investing Activities	(675)	(266)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	35,000
Repayment of long-term debt	—	(32,500)
Payments of debt issuance costs	—	(721)
Proceeds from exercises of stock options	1,592	76
Proceeds from common stock offering	80,972	—
Payments of common stock offering issuance costs	(401)	—
Net Cash Provided by Financing Activities	82,163	1,855
Net Increase (Decrease) in Cash and Cash Equivalents	72,320	(12,061)
Cash and Cash Equivalents, Beginning of Period	48,957	75,708
Cash and Cash Equivalents, End of Period	$121,277	$63,647

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended
	March 31,
	2021	2020

	(in thousands)
Net loss	$(7,881)	$(12,613)
Interest expense	985	1,523
Income taxes	—	—
Depreciation and amortization	281	301
EBITDA	$(6,615)	$(10,789)